EXHIBIT 99.1

ICU Medical, Inc. Reports First Quarter 2007 Results

SAN CLEMENTE, Calif., April 18, 2007 (PRIME NEWSWIRE) -- ICU Medical, Inc. (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors, custom medical products and critical care devices, today announced results for the quarter ended March 31, 2007.

First quarter pro forma revenue was $48.6 million, a 12% increase, as compared to pro forma revenue of $43.5 million in the same period last year. Excluding the pro forma adjustment to exclude sales of discontinued products of $0.2 million in 2007 and $5.3 million in 2006, revenue was $48.8 million in each year. Net income was $9.8 million, or $0.63 per diluted share, as compared to a net income of $6.4 million, or $0.41 per share, in the first quarter of 2006. The 2007 net income includes the after tax income from a legal settlement of $5.3 million or 34 cents per share.

"We are pleased with our results this quarter, especially in our custom medical products which had a 28% increase in sales," said Frank O'Brien, ICU Medical's Chief Financial Officer. "Our gross margin improved 6 percentage points to 39% compared to the fourth quarter of 2006, as we continue to make improvements in our two manufacturing facilities."

ICU continued to strengthen its balance sheet and operating cash flow in the first quarter of 2007. Operating cash flows were $16.4 million in the first quarter of 2007 and cash and investments totaled $119.1 million as of March 31, 2007. In addition, the Company bought back $8.6 million of its shares in the open market during the first quarter of 2007.

Mr. O'Brien concluded, "We believe we are on track and moving forward with our production improvements and new product introductions which should equate to a very good 2008."

The company reaffirmed its sales target of approximately $206 million and diluted earnings per share of $1.97 for 2007.

The foregoing statement concerning Management's expectation with respect to future results is a forward-looking statement based upon the best information currently available to Management and assumptions Management believes are reasonable, but Management does not intend the statement to be a representation as to future results. Future results are subject to risks and uncertainties, including the risk factors described in the Company's filings with the Securities and Exchange Commission, which include those in the Form 10-K for the year ended December 31, 2006. Actual results in the future may differ materially from Management's current expectations.

                           ICU Medical, Inc.
              Condensed Consolidated Statements of Income
  (all dollar amounts in thousands, except share and per share data)
                              (unaudited)

                                                Three Months Ended
                                                      March 31,
                                             -------------------------
                                                2007            2006
                                             ----------     ----------
 TOTAL REVENUE                                   48,833         48,781

 COST OF GOODS SOLD                              29,617         27,431

 OPERATING EXPENSES                              13,850         12,160
                                             ----------     ----------

         Income from operations                   5,366          9,190

 OTHER                                            9,469            904

 PROVISION FOR INCOME TAXES                      (5,020)        (3,728)
                                             ----------     ----------

 NET INCOME                                     $ 9,815        $ 6,366
                                             ==========     ==========

 NET INCOME PER SHARE
         Diluted                                  $0.63          $0.41

 WEIGHTED AVERAGE NUMBER OF SHARES
         Diluted                             15,614,711     15,394,787

                          ICU Medical, Inc.
             Summary Consolidated Balance Sheet Data
        (all dollar amounts in thousands, except share data)

                                ASSETS

                                                 3/31/07      12/31/06
                                                ---------    ---------
                                               (unaudited)      (a)
 CURRENT ASSETS:
   Cash and liquid investments                  $ 119,132    $ 116,918
   Accounts receivable, net                        26,849       26,533
   Inventories                                     16,176       16,315
   Prepaid and deferred income taxes                3,098        7,417
   Other current assets                             4,523        4,255
                                                ---------    ---------
      Total current assets                        169,778      171,438
                                                ---------    ---------

 PROPERTY AND EQUIPMENT, NET                       63,961       59,037
 DEFERRED INCOME TAXES AND TAXES
   RECEVIABLE                                       4,864        2,878
 OTHER ASSETS                                      10,785       10,895
                                                ---------    ---------
                                                $ 249,388    $ 244,248
                                                =========    =========

     LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES                             $ 15,710     $ 15,919
 INCOME TAXES PAYABLE AND DEFERRED
  TAXES, long term                                  5,616        3,084
 MINORITY INTEREST                                    --           358

 STOCKHOLDERS' EQUITY
    14,448,429 common shares
     outstanding at March 31, 2007                228,062      224,887
                                                ---------    ---------
                                                $ 249,388    $ 244,248
                                                =========    =========

 (a) December 31, 2006 amounts were derived from the audited consolidated financial statements of ICU Medical, Inc.

                           ICU Medical, Inc.
             Summary Consolidated Statements of Cash Flows
                   (all dollar amounts in thousands)
                              (unaudited)

                                                   Three Months Ended
                                                ----------------------
                                                 3/31/07       3/31/06
                                                --------      --------

 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income                                      $ 9,815       $ 6,366
 Adjustments to reconcile net
   income to net cash
    Provided by operating activities --
      Depreciation and amortization                2,566         2,531
      Net change in current assets
       and liabilities, and other                  3,999          (235)
                                                --------      --------
      Net cash provided by
       operating activitites                      16,380         8,662
                                                --------      --------

 PURCHASES OF PROPERTY AND EQUIPMENT              (7,064)       (3,577)
 NET INCREASE IN LIQUID INVESTMENTS               (6,061)       (6,796)
 EMPLOYEE EQUITY PLANS                             1,484         3,710
 PURCHASE OF TREASURY STOCK                       (8,613)            -
 OTHER                                                27           318
                                                --------      --------
 NET CHANGE IN CASH AND CASH
   EQUIVALENTS                                  $ (3,847)     $  2,317
                                                ========      ========

CONTACT:  ICU Medical, Inc.
          Francis J. O'Brien, Chief Financial Officer
          (949) 366-2183

          Integrated Corporate Relations
          John F. Mills, Senior Managing Director
          (310) 954-1100